Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
 Pinnacle Financial Partners, Inc.:
We consent to the incorporation by reference in registration statement Nos. 333-209925 and 333-215654 of Pinnacle Financial Partners, Inc. and subsidiaries (the Company) on Form S-3 and Registration Statement Nos. 333-49564, 333-68756, 333-114799, 333-124199, 333-132816, 333-135411, 333-147804, 333-148251, 333-158825, 333-180865, 333-195712 and 333-206092 of the Company on Form S-8 of our report dated February 29, 2016, with respect to the consolidated balance sheet of the Company as of December 31, 2015, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2015, which report appears in the December 31, 2016 annual report on Form 10‑K of the Company.
/s/ KPMG LLP
Nashville, Tennessee
February 27, 2017